PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                    Contact: Mark F. Bradley
November 9, 2007                                                                                                                         President and Chief Executive Officer               (740) 373-3155

PEOPLES BANCORP INC.
DECLARES FOURTH QUARTER DIVIDEND
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Also authorizes plan to repurchase additional common shares

MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) yesterday declared a cash dividend of $0.22 per share payable on January 2, 2008, to shareholders of record at December 17, 2007.
“We are pleased to announce our 42nd consecutive year of dividend growth for our shareholders,” said Mark F. Bradley, President and Chief Executive Officer.  “We will continue to look at raising dividends as an effective method of enhancing shareholder return.”
The fourth quarter dividend reflects a payout of approximately $2.3 million based on 10.4 million shares outstanding at November 8, 2007.  With the fourth quarter dividend, Peoples has increased its dividends 6% to $0.88 in 2007, compared to $0.83 per share declared in 2006.
In other action, Peoples’ Board of Directors also adopted a stock repurchase plan authorizing the repurchase of up to 500,000 (or approximately 4.8%) of Peoples’ outstanding common shares from time to time in open market transactions following the completion of the previously authorized 2007 stock repurchase plan.  Approximately 37,400 common shares remain authorized for repurchase by Peoples under the 2007 plan.
The repurchased common shares will be held as treasury shares and are anticipated to be used for future exercises of equity grants from Peoples’ equity plans, purchases of common shares for Peoples’ Dividend Reinvestment Plan, future issuances of common shares in connection with Peoples’ deferred compensation plans, potential acquisitions and other general corporate purposes.
The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws.  The new stock repurchase plan will expire on December 31, 2008, and the common shares purchased will not exceed an aggregate purchase price of $14 million.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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